Exhibit 10.2

EXECUTION COPY

LIMITED GUARANTY

LIMITED GUARANTY, dated as of July 27, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by KKR REAL ESTATE FINANCE HOLDINGS L.P., a Delaware limited partnership, having its principal place of business at c/o KKR Real Estate Finance Trust Inc., 30  Hudson Yards, Suite 7500, New York, New York 10001 (“Guarantor”), in favor of MUFG UNION BANK, N.A. (“Buyer”).

RECITALS

Pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and between KREF LENDING IX LLC, a Delaware limited liability company (“Seller”), and Buyer, Buyer has agreed, from time to time, to enter into Transactions with Seller, upon the terms and subject to the conditions set forth therein.

It is a condition precedent to Buyer entering into Transactions with Seller that Guarantor shall have executed and delivered this Guaranty with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Program Documents; (b) all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are actually incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor under this Guaranty; and (c) any other payment obligations of Seller owing to Buyer under each of the Program Documents (collectively, the “Guaranteed Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Agreement and the other Program Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1.          Defined Terms.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Repurchase Agreement.

“Capitalized Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Guaranty, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” shall mean coin or currency of the United States or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents” shall mean any of the following, to the extent owned by Guarantor or any of its subsidiaries free and clear of all Liens and having a maturity of not greater than ninety (90) days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Liquidity” shall mean, at any date of determination, the sum of unrestricted Cash plus Cash Equivalents.

“Consolidated Subsidiaries” shall mean, as of any date and with respect to any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Covenant Period” shall mean, with respect to any date of determination, the period of four (4) consecutive fiscal quarters ended on or most recently prior to such date of determination.

“Guaranteed Obligations” shall have the meaning assigned to such term in the Recitals.

“Indebtedness” shall mean, for any Person,  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; and (j) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other interest rate hedging instrument or agreement.

“Interest Expense” shall mean, with respect to any Person and its Consolidated Subsidiaries, if any, for any period, the amount of interest paid in cash with respect to indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to net received interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period, plus the amount of any interest expense allocated to any non-consolidated Subsidiary of such Person.

“Interest Income” shall mean, with respect to any Person and its Consolidated Subsidiaries, all amounts set forth on an income statement of such Person and its Consolidated Subsidiaries prepared in accordance with GAAP for interest income.

“Manager” shall mean KKR Real Estate Finance Manager LLC, a Delaware limited liability company.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity, directly or indirectly, majority owned or Controlled by such Person.

“Tangible Net Worth” shall mean, with respect to any Person and its Consolidated Subsidiaries on a consolidated basis, as of any date of determination, the sum of (a) all amounts that would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person on such date, determined in accordance with GAAP as of such date, plus (b) the aggregate amount of all qualified capital commitments of such Person, less (c) (i) amounts owing to such Person or Consolidated Subsidiary from Affiliates or from officers, employees, partners, members, director, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person (other than hedging transactions specifically related to the Purchased Assets) and (iii) prepaid taxes and/or expenses, all on or as of such date, plus (d)(i) the aggregate amount of accumulated depreciation and amortization related to properties, and (ii) the aggregate credit loss allowance related to “current expected credit loss” model prescribed by AC 326, all on as of such date and determined in accordance with GAAP.

“Total Assets” means, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and its Consolidated Subsidiaries and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person and its Consolidated Subsidiaries from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) Intangible Assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of non-recourse indebtedness, including but not limited to, those owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or other similar financing transactions, plus (i) the aggregate amount of accumulated depreciation and amortization related to properties, and (ii) the aggregate credit loss allowance related to the “current expected credit loss” model prescribed by ASC 326, all on as of such date and determined in accordance with GAAP.

“Total Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of such Person and its Consolidated Subsidiaries plus the proportionate share of all indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-Consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP, less (a) the amount of non-recourse indebtedness, including but not limited to, those owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or other similar financing transactions, and (b) any funding obligations or commitments, under any commercial real estate loan investments, and/or any aggregate credit loss allowance related to “current expected credit loss” model prescribed by ASC 326, all on as of such date and determined in accordance with GAAP, related to such funding obligations or commitments.

2.          Guaranty.  (a) Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably, guarantees to Buyer the prompt and complete payment and performance by Seller of the Guaranteed Obligations as and when the same shall become due and payable (whether at the stated maturity, by acceleration or otherwise).

(b)       Notwithstanding anything herein or in any other Program Document express or implied to the contrary, but subject to Sections 2(c) and 2(d) below, the maximum liability of Guarantor under this Guaranty shall in no event exceed twenty-five percent (25%) of the Outstanding Facility Amount.

(c)        Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guaranteed Obligations immediately shall become full recourse to Guarantor in the event of any of the following:

(i)          a voluntary bankruptcy or insolvency proceeding is commenced by Guarantor, Pledgor or Seller under the Bankruptcy Code or any similar federal or state law; or

(ii)        an involuntary bankruptcy or insolvency proceeding is commenced against Guarantor, Seller or Pledgor under the Bankruptcy Code or any similar federal or state law in connection with which Guarantor,

Seller, Pledgor or any Affiliate of any of the foregoing has or have colluded in any way with the creditors in connection with such proceeding.

(d)          In addition to the foregoing, Guarantor shall be liable for any and all actual out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items (collectively, “Losses”):

(i)        any material breach by Seller of the separateness covenants set forth in Section 13 of the Repurchase Agreement (other than those separateness covenants that relate to solvency or adequacy of capital and excluding any breach to the extent arising out of insufficient cash flow from the Purchased Assets);

(ii)         fraud or intentional misrepresentation by Guarantor, Seller, Pledgor or Originator in connection with the execution, delivery and performance of this Guaranty, the Repurchase Agreement, or any of the other Program Documents, or any certificate, report, financial statement or other instrument or document furnished by Guarantor, Seller, Pledgor or Originator to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(iii)        [Reserved];

(iv)        the misappropriation of any funds related to any of the Program Documents by Guarantor, Pledgor, Seller or Originator;

(v)         any voluntary transfer by Seller of the Purchased Assets or any Collateral related thereto in violation of any of the Program Documents;

(vi)        any Change of Control which Buyer does not consent to in writing;

(vii)      any breach of any representations and warranties made by Guarantor, Seller, Pledgor or Originator contained in any Program Document relating to Environmental Laws, or any breach of any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any substances, materials, wastes, pollutants or contaminants defined as hazardous or toxic or regulated under any applicable Environmental Law, in each case in any way affecting any Mortgaged Property or any of the Purchased Assets;

(viii)      [Reserved]; or

(ix)        Seller’s failure to obtain Buyer’s prior written consent to any voluntary liens that encumber any or all of the Purchased Assets that are not permitted under the Program Documents.

(e)       Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Program Documents.

(f)        Notwithstanding the limitation on recourse liability set forth in Section 2(b), in the event that Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantor agrees to pay any and all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of outside counsel) which are actually paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations from Guarantor and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.

(g)        No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder (other than with respect to such Guaranteed Obligations so paid or reduced) which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations (taking into account the Guaranteed Obligations so paid or reduced) (subject Sections 2(b), (c) and (d) above) until the Guaranteed Obligations are paid in full; provided, that this provision is not intended to allow Buyer to recover an amount greater than the amount of the Guaranteed Obligations (subject to Sections 2(b), (c) and (d) above).

(h)        [Reserved].

(i)       Notwithstanding anything in this Guaranty to the contrary, neither Buyer nor Guarantor shall assert any claims against the other or against any of their respective Affiliates for special, indirect, consequential or punitive damages under this Guaranty, all such damages and claims being hereby irrevocably waived. Notwithstanding anything to the contrary set forth in this Guaranty, in no event shall Guarantor be responsible for or be required to pay any Losses resulting from (i) the acts or omissions of Seller, Pledgor or any servicer, agents, nominee or representatives taken (or omitted to be taken) at the written direction of Buyer or its Affiliates or designees or nominees, (ii) the acts of Buyer, on behalf of Seller or Pledgor pursuant to a power of attorney, proxy or similar instrument, or (iii) the willful misconduct, bad faith, illegal acts or fraud of Buyer or any of its respective Affiliates.

(j)         Notwithstanding anything to the contrary contained in this Guaranty, in no event shall Guarantor have any liability under this Guaranty for matters that relate to facts or circumstances that arise from and after the earlier of the date on which Buyer exercises its remedies pursuant to Section 14(b)(iii) or completes a UCC foreclosure pursuant to Section 14(b)(vi) of the Repurchase Agreement with respect to all Purchased Assets then subject to a Transaction under the Repurchase Agreement, or the date on which Buyer or its nominee or any third party takes title to, or ownership of, the Pledged Collateral (the “Cut-off Date”); provided, however, that the same shall not have resulted from (i) an action by or at the direction of Guarantor, Pledgor, Seller, Originator or any Affiliate of any of the foregoing after the Cut-off Date or (ii) any activity consented to or permitted by Guarantor, Pledgor, Seller, Originator or any Affiliate of any of the foregoing prior to the Cut-off Date; provided, further that, (1) if any exercise of Buyer’s remedies pursuant to Section 14(b)(iii) of the Repurchase Agreement or any applicable foreclosure event under Section 14(b)(vi) of the Repurchase Agreement giving rise to the Cut-off Date is rescinded or declared void in a non-appealable judgment by a court of competent jurisdiction (the “Rescission Date”), then all of Guarantor’s obligations hereunder shall be automatically reinstated in their entirety as if the Cut-off Date had not occurred without further action by any Guarantor or Buyer; provided that Guarantor shall not be liable for any action by or at the direction of Buyer during the period from the Cut-off Date through such Rescission Date and (2) Guarantor shall bear the burden of proving that any facts or circumstances first arose after the Cut-off Date.

3.       Subrogation.  Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Buyer under the Program Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Program Documents.

4.        Amendments, etc. with Respect to the Guaranteed Obligations.  Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer in accordance with the Program Documents, and any Program Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time but in accordance with the Program Documents, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released, in all such cases, in accordance with the Program Documents.  Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of the Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.        Guaranty Absolute and Unconditional.  (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection.  Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Guaranteed Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Program Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor, except to the extent set forth in Section 7 below.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guaranty shall have been terminated, discharged or satisfied by payment in full, notwithstanding that from time to time during the term of the Program Documents Seller may be free from any obligations under the Repurchase Agreement.

(b)        Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)          Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller or against any other guarantor, or against any other Person or security.

(ii)          Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information.  Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)        Guarantor has independently reviewed the Program Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon any other Person’s determination of the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.         Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7.         Payments.  Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer without set-off or counterclaim in Dollars at the address specified in writing by Buyer within ten (10) Business Days of Guarantor’s receipt of written demand therefor from Buyer.

8.          Representations and Warranties.  Guarantor represents and warrants that:

(a)        Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform Guarantor’s obligations hereunder;

(b)       no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than consents, authorizations, acts or filings which have been obtained or made and which are, if applicable, in full force and effect;

(c)      this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d)        the execution, delivery and performance of this Guaranty will not violate (i) any Requirement of Law to which the Guarantor is subject except to the extent that such violation could not reasonably be expected to result in a Material Adverse Change, or (ii) any provision of any security issued by Guarantor or of any material agreement, instrument or other undertaking to which Guarantor is a party or by which Guarantor or any of its property is bound (“Contractual Obligation”), except to the extent that such violation could not reasonably be expected to result in a Material Adverse Change;

(e)        except as disclosed in writing to Buyer from time to time, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened in writing by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guaranty or any of the transactions contemplated hereby, which litigation, investigation or proceeding could be reasonably likely to result in a Material Adverse Change with respect to Guarantor;

(f)        Guarantor has filed or caused to be filed all U.S. federal and state income and other material Tax returns and reports that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes, assessments, fees and other charges levied or imposed upon it or its properties, income or assets by any Governmental Authority that are otherwise due and payable, except (i) any Taxes, assessments, fees or other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change with respect to Guarantor; no tax liens have been filed against any of Guarantor’s assets other than Permitted Liens, if any, or to the extent such liens could not reasonably be expected to result in a Material Adverse Change with respect to Guarantor, and, no claims are being asserted with respect to any such Taxes, fees or other charges that are either not being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained in accordance with GAAP or could reasonably be expected to result in a Material Adverse Change with respect to Guarantor;

(g)        [intentionally omitted];

(h)       none of Guarantor or, to the knowledge of Guarantor, any director, manager (including any managing member), officer, employee, agent of Guarantor or any of its Subsidiaries, is an individual or entity that is, or is owned or Controlled by, or acting for or on behalf of, providing assistance, support, sponsorship or services of any kind for Persons that are:

(i) the subject/target of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country; and

(i)        Guarantor, its Subsidiaries and its directors, managers (including any managing member), officers and employees and, to the knowledge of Guarantor, the agents of Guarantor and its Subsidiaries, are in compliance with all applicable Sanctions and the FCPA and any other applicable anti-corruption law, in all material respects.  Guarantor and its respective Subsidiaries are subject to policies and procedures designed to ensure continued compliance with applicable Sanctions and the FCPA and any other applicable anti-corruption laws.

(j)        The assets of  Guarantor do not constitute Plan Assets and transactions contemplated by this Agreement do not violate any law applicable to Guarantor that regulates investments of, or fiduciary obligations with respect to, governmental plans and that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date hereof, on the date of each Transaction under the Repurchase Agreement and on each date a Transaction is outstanding under the Repurchase Agreement as though made hereunder on and as of such date.

9.          Covenants.

(a)        Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full (other than contingent indemnity obligations) and the Program Documents are terminated, Guarantor shall not:

(i)          permit at any time the ratio of (i) Interest Income (excluding deferred interest and the amortized portion of any upfront fees) for the Covenant Period to (ii) the Interest Expense of Guarantor to be less than 1.50 to 1.00, as determined as soon as practicable after the Covenant Period, but in no event later than forty-five (45) days after the last day of the Covenant Period;

(ii)         permit at any time the ratio of Total Indebtedness of Guarantor to Total Assets of Guarantor to be greater than 83.33%;

(iii)       permit at any time the Cash Liquidity of Guarantor to be less than the greater of (i) ten million dollars ($10,000,000) and (ii) 5.0% of the recourse Indebtedness of Guarantor;

(iv)        permit at any time the Tangible Net Worth of Guarantor to be less than the sum of (A) one hundred and seventy-five million dollars ($175,000,000) plus (B) 75% of the aggregate net cash proceeds of any equity issuances made and any capital contributions received by Guarantor at any time after the date hereof; or

(v)         become an entity deemed to hold Plan Assets or cause transactions contemplated by this Agreement to violate any law applicable to Guarantor that regulates investments of, or fiduciary obligations with respect to, governmental plans and that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(b)        [Reserved].

(c)       Guarantor shall remain subject to policies and procedures designed to promote compliance by Guarantor, its Subsidiaries, and its directors, officers, employees and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

10.       Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.      Section Headings.  The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12.       No Waiver; Cumulative Remedies.  Buyer shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13.       Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer; provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guaranty may be waived by Buyer in a letter or agreement executed by Buyer or by email or facsimile transmission from Buyer.  This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Buyer and its permitted successors and assigns.  THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS OF THE STATE OF NEW YORK THAT WOULD CAUSE THE APPLICATION OF THE LAWS,

RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

14.        Notices.  Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted to be given to Guarantor or Buyer hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email with confirmation of delivery, in each case, (i) with respect to Guarantor, to the address specified under its signature below or at such other address and Person as shall be designated from time to time by Guarantor, in a written notice to Buyer in the manner provided for in Section 17 of the Repurchase Agreement and (ii) with respect to Buyer, in accordance with Section 17 of the Repurchase Agreement.  A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation; provided that such telecopied notice was also delivered as required in this Section 14, or (z) in the case of email, upon confirmation of delivery.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 14 may elect to waive any deficiencies and treat the notice as having been properly given.

15.    SUBMISSION TO JURISDICTION; WAIVERS.  EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER PROGRAM DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS WITHIN THE STATE OF NEW YORK;

(b)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)     AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH UNDER ITS

SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH A PARTY SHALL HAVE BEEN NOTIFIED; AND

(d)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16.      Integration.  This Guaranty represents the entire agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

17.        Acknowledgments.  Guarantor hereby acknowledges that:

(a)        Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b)        Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c)        no joint venture exists between or among any of Buyer, Guarantor and Seller.

18.       WAIVERS OF JURY TRIAL.  EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

19.       Intent.

(a)       Guarantor intends that (i) the guaranty provided to Buyer in this Guaranty has been provided to induce the Buyer to enter into the Repurchase Agreement, (ii) the security interest granted to Buyer in the Pledge and Security Agreement is granted to Buyer to induce Buyer to enter into the Repurchase Agreement and (iii) this Guaranty and such security interest relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

(b)       Guarantor further intends and agrees that (i) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Section 741(7)(A)(xi) of Title 11 of the United States Code (the “Bankruptcy Code”) and is, therefore, (A) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (B) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, (ii) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555 and 561 of the Bankruptcy Code and (iii) any payments or transfers of property made with respect to this Guaranty shall be considered a “settlement payment” as such term is defined in Bankruptcy Code Sections 101(51A) and 741(8).  Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as either a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

20.       Termination. This Guaranty and the obligations of Guarantor hereunder shall automatically terminate upon the final payment in full of all Repurchase Obligations (other than contingent indemnity obligations).

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

KKR REAL ESTATE FINANCE HOLDINGS L.P., a Delaware limited partnership

By: KKR Real Estate Finance Trust Inc.
a Maryland corporation, its general partner

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: President and Chief Operating Officer

Address for Notices:

KKR Real Estate Finance Holdings, L.P.
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention: Patrick Mattson
Tel: [**]
Email: [**]

With a copy to:

Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attention: Nadia Burgard, Esq.
Tel: [**]
Email: [**]